Exhibit 10.31

PNM RESOURCES, INC.
NON-UNION SEVERANCE PAY Plan

INTRODUCTION

Effective January 1, 2002, Public Service Company of New Mexico ("PNM") adopted the Public Service Company of New Mexico Benefits My Way Plan (the "BMW Plan").  Effective November 27, 2002, sponsorship of the Plan was transferred from PNM to PNM Resources, Inc. ("PNM Resources") and the Plan was renamed the "PNM Resources, Inc. Benefits My Way Plan."  The BMW Plan consisted of a number of component programs including Program 12, Non-Union Severance Pay Program (the "Non-Union Severance Program").

Effective as of January 1, 2004, PNM Resources amended and restated the BMW Plan to divide it into a number of separate plans that replace the component programs in effect on December 31, 2003.  As part of the amendment and restatement, the PNM Resources, Inc. Non-Union Severance Pay Plan (the "Plan") was created as a successor plan to the Non-Union Severance Program.  Effective as of January 1, 2004 (the "Effective Date"), PNM Resources hereby amends and restates the Plan in the form of this document.

Article I
 PURPOSE

1.1              General.  The purpose of the Plan is to provide severance benefits to eligible Participants.  The Plan provides three forms of severance benefits:  (a) Regular Severance Benefits; (b) Enhanced Severance Benefits; and (c) Senior Management Group Severance Benefits.

Article II
 DEFINITIONS

2.1              Definitions.  When a word or phrase appears in the Plan with the initial letter capitalized, and the word or phrase does not commence a sentence, the word or phrase shall generally be a term defined in this Article II or in the Introduction.  The following words and phrases used in the Plan with the initial letter capitalized shall have the meanings set forth below, unless a clearly different meaning is required by the context in which the word or phrase is used or the word or phrase is defined for a limited purpose elsewhere in the Plan document:

(a)               "Affiliate" means any member a "controlled group of corporations" (within the meaning of Section 414(b) of the Code as modified by Section 415(h) of the Code) that includes PNM Resources as a member of the group; any member of an "affiliated service group" (within the meaning of Section 414(m)(2) of the Code) that includes PNM Resources as a member of the group; any member of a group of trades or businesses under common control (within the meaning of Section 414(c) of the Code as modified by Section 415(h) of the Code) that includes PNM Resources as a member of the group; and any other entity required to be

Exhibit 10.31

(b)               aggregated with PNM Resources pursuant to regulations issued by the United States Treasury Department pursuant to Section 414(o) of the Code.

(c)                "Base Salary" means the annual rate of base earnings of a Participant immediately preceding his or her termination date:

(1)      exclusive of overtime pay, bonuses, commission, payments for accrued vacations or other special payments; and

(2)      before any deductions, including, but not limited to, any federal, state or other taxes, and salary reduction amounts contributed to benefit plans or programs.

(d)               "Benefits Department" means the organizational unit of PNM Resources with the responsibility of administering benefit programs.  Effective January 1, 2005 "Benefits Department' means the organizational unit of PNMR Services Company with responsibility of administering benefit programs sponsored by PNM Resources.

(e)               "Board" means the Board of Directors of PNM Resources.

(f)                "Cause" means, for purposes of termination of a Participant's employment:

(1)               The willful and continued failure of a Participant to substantially perform his or her duties with the Company after written demand for substantial performance is delivered to the Participant which specifically identifies the manner in which the Participant has not substantially performed his or her duties;

(2)               The willful failure to report to work for more than thirty (30) days; or

(3)               The willful engaging by the Participant in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise, including acts of fraud, misappropriation, violence or embezzlement for personal gain at the expense of the Company, conviction of a felony, or conviction of a misdemeanor involving immoral acts.

Cause shall not be deemed to exist on the basis of clauses (1) or (2) if the failure results from such Participant's incapacity due to verifiable physical or Mental Illness substantiated by appropriate medical evidence.  An act, or failure to act, by a Participant shall not be deemed "willful" for purposes of clause (1) or (2) if it is an anticipated or actual failure that occurs after the issuance of a Notice of Termination by the Participant due to Constructive Termination.  An act, or failure to act, by a Participant shall not be deemed "willful" if done or omitted to be done by the Participant in good faith and with a reasonable belief that his or her action was in the best interests of the Company.

(g)               "Code" means the Internal Revenue Code of 1986, as amended.

(h)               "Committee" means PNM Resources' Benefits Governance Committee.

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(i)               "Company" means PNM Resources or any Affiliate of PNM Resources

(j)                 that is authorized by the Board to adopt the Plan and which has adopted the Plan pursuant to Article IX (Adoption by Affiliates).

(k)              "Constructive Termination" or "Constructively Terminated" means a Participant who receives a Notice of Impaction and has his or her employment terminated by the Company if the Participant is offered a transfer to a location but declines the offer because the new location to which the Participant would be required to report is more than fifty (50) miles from the Participant's previous location.  An Employee who is asked to transfer but is not Impacted because his or her position is not eliminated, is not Constructively Terminated for purposes of the Plan.

(l)               "Effective Date" means January 1, 2004.

(m)             "Employee" means a common law employee who is a full-time employee of the Company scheduled to work at least thirty‑two (32) hours per week, or a regular part‑time or job share employee scheduled to work at least twenty (20) hours per week.  Examples of individuals who are not Employees of the Company include:  (1) consultants; (2) leased employees or workers; (3) individuals providing services to the Company pursuant to a contract with a third party; (4) temporary employees or workers; (5) independent contractors; (6) employees of independent contractors; (7) interns; and (8) co-op employees.

(n)               "Enhanced Severance Benefits" means the benefits described in Section 4.2 (Enhanced Severance Benefits).

(o)               "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

(p)               "Health Plan" means the PNM Resources, Inc. Comprehensive Health Plan as it may be amended or restated from time to time or any successor plan or plans that provide the benefits currently provided under such plan.

(q)               "Impaction" means the elimination of a Participant's position by the Company as approved by the President of the Company or his or her authorized designee, followed by the Company giving a Notice of Impaction to the Participant and the Participant's subsequent termination of employment.

(r)                "Management Group" means any Participant who is salary grade P15 or higher.

(s)                "Mental Illness" means any disorder, other than a disorder induced by alcohol or drug abuse, which impairs the behavior, emotional reaction or thought process of a person.

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(t)                "Notice of Impaction" means the written notice issued by the Company to the Participant stating that his or her position with the Company has been selected for Impaction.

(u)               "Notice of Termination" means a notice from either the Company or a Participant, as applicable.  In the event the Termination is for Cause or based on Constructive Termination, the notice shall indicate the specific termination provision in the Plan relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant's employment.  The Company retains its rights as an at will employer to terminate any Employee at any time and for any reason.

(v)               "Participant" means any Employee who has satisfied the eligibility requirements for participation in the Plan.

(w)              "Plan" means the PNM Resources, Inc. Non-Union Severance Pay Plan.

(x)              "Plan Year" means a twelve (12) month period commencing on each January 1 and ending on each following December 31.

(y)              "PNM Resources" means PNM Resources, Inc.  As used in the Plan, "PNM Resources" also means any successor in interest to PNM Resources resulting from merger, consolidation, or transfer of substantially all of PNM Resources' assets.

(z)               "Regular Severance Benefits" means the benefits described in Section 4.1 (Regular Severance Benefits).

(aa)           "Release Agreement" means the Employment Termination and Release Agreement to be executed by a Participant in order to be eligible for and receive Enhanced Severance Benefits pursuant to Section 4.2 (Enhanced Severance Benefits) or Senior Management Group Severance Benefits pursuant to Section 4.3 (Senior Management Group Severance Benefits).  The Release Agreement shall be prepared only by the Company.

(bb)           "Senior Management Group" means the Employees who are designated as such by the President of the Company from time to time.

(cc)            "Senior Management Group Severance Benefits" means the benefits described in Section 4.3 (Senior Management Group Severance Benefits).

(dd)           "Year of Service" means a twelve (12) month period during which a Participant performs services for the Company, counting each month as one-twelfth (1/12th) of a year if the Participant was employed by the Company on any day of that calendar month.  If the Participant's employment with the Company includes a break in employment, then only the Years of Service in the last period of employment will be considered Years of Service.

2.2              Construction.  The masculine gender, when appearing in the Plan, shall include the feminine gender (and vice versa), and the singular shall include the plural, unless the Plan clearly states to the contrary.  Headings and subheadings are for the purpose of reference only

Exhibit 10.31

and are not to be considered in the construction of the Plan.  If any provision of the Plan is determined to be for any reason invalid or unenforceable, the remaining provisions shall continue in full force and effect.  All of the provisions of the Plan shall be construed and enforced according to the laws of the State of New Mexico and shall be administered according to the laws of such state, except as otherwise required by ERISA, the Code, or other applicable Federal law.

Article III
 ELIGIBILITY

3.1              Eligibility for Regular Severance Benefits.  To be eligible for Regular Severance Benefits hereunder, a Participant must:  (1) have his or her employment terminated by the Company, or be Constructively Terminated, due to the elimination of his or her job position; (2) receive a Notice of Impaction; and (3) not be ineligible to receive benefits under Section 3.5 (Certain Employees Ineligible For Benefits).

3.2              Eligibility for Enhanced Severance Benefits.  In order to be eligible for Enhanced Severance Benefits hereunder, a Participant must:  (1) have his or her employment terminated by the Company, or be Constructively Terminated, due to the elimination of his or her job position; (2) receive a Notice of Impaction; (3) not be ineligible to receive benefits under Section 3.5 (Certain Employees Ineligible For Benefits); and (4) sign and deliver a Release Agreement pursuant to Section 3.4 (Release Agreement) below.  If a Participant elects to receive Enhanced Severance Benefits by signing and delivering a Release Agreement, Participant may not bring any claim in any forum whatsoever.

3.3              Eligibility for Senior Management Group Severance Benefits.  In order to be eligible for Senior Management Group Severance Benefits, a Participant must: (1) have his or her employment terminated by the Company, or be Constructively Terminated, due to the elimination of his or her job position; (2) be a member of the Senior Management Group; (3) not be ineligible to receive benefits under Section 3.5 (Certain Employees Ineligible for Benefits); and (4) sign and deliver a Release Agreement pursuant to Section 3.4 (Release Agreement) below.  A Participant who is eligible for Senior Management Group Severance Benefits is not required to receive a Notice of Impaction.  If a Participant elects to receive Senior Management Group Severance Benefits by signing and delivering a Release Agreement, Participant may not bring any claim in any forum whatsoever.

3.4              Release Agreement.  The Release Agreement required by Section 3.2 (Enhanced Severance Benefits) and 3.3 (Senior Management Group Severance Benefits) shall comply with the requirements of this Section.

(a)               General.  The Release Agreement shall contain such terms and conditions as are satisfactory to the Company, including, but not limited to, the release of any and all claims that the Participant may then have, as of the signing of such release, against the Company, its employees, officers and directors. The Participant shall generally have up to forty-five (45) days following the date the Release Agreement are given to the Participant to sign and return the Release Agreement to the Company.

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(b)               Revocation of the Release Agreement.  Within seven (7) calendar days after delivery of the Release Agreement to the Company by the Participant, the Participant shall be entitled to revoke them by returning the signed copy or counterpart original of the Release Agreement to the Company, which includes the Participant's written signature in a space provided thereon, indicating his or her decision to revoke the Release Agreement.

(c)                Impact of Revocation.  The revocation of a previously signed and delivered Release Agreement pursuant to the above shall be deemed to constitute an irrevocable election by the Participant to have declined the election of Enhanced Severance Benefits and Senior Management Group Severance Benefits.  If a Senior Management Participant revokes an executed Release Agreement, the Senior Management Participant may receive Regular Severance Benefits described in Section 4.1 (Regular Severance Benefits), provided the Participant satisfies all the eligibility requirements of Section 3.1 (Regular Severance Benefits), except the requirement for receipt of the Notice of Impaction.

3.5              Certain Employees Ineligible For Benefits.  The following Employees shall be ineligible to receive Regular, Enhanced, or Senior Management Severance Benefits hereunder:

(a)               Employees who have not completed their introductory service period of six months;

(b)               Employees whose terms and conditions of employment are subject to collective bargaining;

(c)               Employees whose employment with the Company is terminated for Cause; and

(d)               Employees who voluntarily resign from employment with the Company for reasons other than those that constitute Constructive Termination.

Article IV
 BENEFITS

4.1              Regular Severance Benefits.  Participants satisfying the eligibility requirements set forth in Section 3.1 (Eligibility for Regular Severance Benefits) shall be entitled to the following benefits:

(a)               Severance Pay.  Severance pay shall be in a lump-sum amount equal to two (2) months of Base Salary, plus one (1) additional week of Base Salary for each Year of Service.

(b)               Medical, Dental and Vision Coverage.  Medical, dental and vision coverage under the Health Plan, as the Participant had elected prior to Notice of Termination, shall be provided for the three (3) months immediately following the Employee's termination date to the same extent as the Company and the Participant were paying for the coverage prior to termination.  Participant contributions that were required for participation in the Health Plan will continue to be required during the three (3) month continuation period.

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(c)                COBRA Continuation Coverage.  Continuation of coverage under the Health Plan pursuant to Section 4980B of the Code will become effective upon completion of the three (3) month period.

(d)               Life Insurance.  Term life insurance coverage in the face amount of Ten Thousand Dollars ($10,000) will be Company-paid for the three (3) month period following the Participant's termination date.

(e)               Placement Assistance.  The Company, at its sole option, will:

(1)               provide the Participant with placement assistance for up to six (6) months, either internally or through an outside consultant; or

(2)               pay the Participant a lump-sum amount equal to five percent (5%) of the Participant's annual Base Salary.

4.2              Enhanced Severance Benefits.  Participants satisfying the eligibility requirements set forth in Section 3.2 (Eligibility for Enhanced Severance Benefits) shall be entitled to the following benefits:

(a)               Severance Pay.  Severance pay shall be in a lump-sum amount equal to four (4) months of Base Salary, plus one (1) additional week of Base Salary for each Year of Service.

(b)               Medical, Dental and Vision Coverage.  Medical, dental and vision coverage under the Health Plan, as the Participant had elected prior to Notice of Termination, shall be provided for the six (6) months immediately following the Employee's termination date to the same extent as the Company and the Participant were paying for the coverage prior to termination. Participant contributions that were required for participation in the Health Plan will continue to be required during the six (6) month continuation period.

(c)                COBRA Continuation Coverage.  Continuation of coverage under the Health Plan pursuant to Section 4980B of the Code will become effective upon completion of the six (6) month period.

(d)               Life Insurance.  Term life insurance coverage in the face amount of Ten Thousand Dollars ($10,000) will be Company-paid for the six (6) months following the Participant's termination date.

(e)               Placement Assistance for Employees who are not Members of the Management Group.  For Participants who are not members of the Management Group, the Company, at its sole option, will:

(1)               provide the Participant with placement assistance for up to six (6) months, either internally or through an outside consultant; and/or

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(2)               pay the Participant a lump sum amount equal to ten percent (10%) of the Participant's annual Base Salary.

(f)                 Placement Assistance for Employees who are Members of the Management Group.  For Participants who are members of the Management Group, the Company, at its sole option, will:

(1)               provide the Participant with placement assistance for up to six (6) months, either internally or through an outside consultant; and/or

(2)               pay the Participant a lump sum amount equal to ten percent (10%) of the Participant's Base Salary plus an additional amount equal to one (1) month's Base Salary.

4.3              Senior Management Group Severance Benefits.  Participants satisfying the eligibility requirements of Section 3.3 (Eligibility for Senior Management Group Severance Benefits) shall be entitled to receive the following benefits:

(a)               Severance Pay.  Severance pay shall be in a lump-sum amount equal to fourteen (14) month's Base Salary (with no additional cost-of-living allowance, promotion, merit or other increases), plus one (1) additional week of Base Salary for each Year of Service.

(b)               Medical, Dental and Vision Coverage.  Medical, dental and vision coverage under the Health Plan, as the Participant had elected prior to Notice of Termination, shall be provided for the twelve (12) months immediately following the Employee's termination date to the same extent as the Company and the Participant were paying for the coverage prior to termination. Participant contributions that were required for participation in the Health Plan will continue to be required during the twelve (12) month continuation period.

(c)                COBRA Continuation Coverage.  Continuation of coverage under the Health Plan pursuant to Section 4980B of the Code will becomes effective upon completion of the twelve (12) month period.

(d)               Life insurance and Accidental Death & Dismemberment Insurance.  Term life insurance coverage and accidental death and dismemberment insurance coverage in the face amount of one (1) times Base Salary will be Company-paid for the twelve (12) months following the Participant's termination date.

(e)               Placement Assistance.  The Company will reimburse the Participant his or her placement assistance expenses, up to a maximum of five percent (5%) of the Participant's Base Salary.  Placement assistance for Participants shall include, but not be limited to, any of the following types of expenses:

(1)               out-of-town travel (i.e., airfare, mileage, rental cars, lodging and meals;

(2)               services for outplacement;

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(3)               resume preparation and mailing; and

(4)               recruitment or employment agencies' fees.

4.4              Payment Date.  Severance pay due a Participant shall be paid not later than the later of the fifth (5th) business day following the later of his or her termination date, or the date of delivery by the Participant of an executed and unrevoked Release Agreement.  Provided, however, that if the amount of such payment cannot be finally determined on or before such day, the Company shall pay to the Participant on such day an estimate, as determined in good faith by the Company, of the minimum amount of such payment and shall pay the remainder of such payments, together with interest at the rate provided in Code Section 1274(b)(2)(B) compounded semiannually (the "Semiannual AFR") as soon as the amount thereof can be determined but in no event later than one (1) month after the Participant's termination date.  In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Participant.  This loan shall be payable on the tenth (10th) day after demand by the Company, together with interest at the rate equal to the Semiannual AFR.  Notwithstanding the foregoing, to the extent that Section 402(a) of the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley") applies and to the extent that the loan described in the previous two sentences would violate Section 402 of Sarbanes-Oxley, the Company shall not make the estimated payment provided in this Section 4.4.

4.5              Suspension of Benefits.  Medical, dental, vision, and life insurance and accidental death and dismemberment insurance benefits being received by a Participant pursuant to the terms and conditions of this Article 4 shall terminate in the event, and at the time that, the Participant is subsequently rehired as an Employee of the Company.

4.6              No Duplication of Benefits.  Notwithstanding anything herein to the contrary, the right to receive any benefits under the Plan by any Participant is specifically conditioned upon the Participant either waiving or being ineligible for any and all benefits under:

(a)               the PNM Resources, Inc. Employee Retention Plan, as it may be amended or restated from time to time;

(b)               the PNM Resources, Inc. Union Severance Pay Plan, as it may be amended or restated from time to time;

(c)                the PNM Resources, Inc. Officer Retention Plan, as it may be amended or restated from time to time;

(d)               any successor or change in control or severance benefit plans otherwise available to the Participant; or

(e)               any other severance, retention or change in control plan, program or agreement sponsored by the Company.

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4.7              Effect of Rehire.  Notwithstanding any provision to the contrary, the Company may require a Participant to repay some or all of the benefits received under the Plan as a condition of reemployment.

Article V
 PLAN ADMINISTRATION

5.1              Plan Administration.  The Committee shall administer the Plan.  The Committee shall be the "Named Fiduciary" for purposes of ERISA and shall have the authority to control, interpret and construe the Plan and manage the operations thereof.  Any such interpretation and construction of any provisions of the Plan by the Committee shall be final.  The Committee shall, in addition to the foregoing, exercise such other powers and perform such other duties as it may deem advisable in the administration of the Plan.  The Committee may delegate some (or all) of its authority hereunder to the Benefits Department.  The Committee also may engage agents and obtain other assistance from the Company, including Company counsel.  The Committee shall not be responsible for any action taken or not taken on the advice of legal counsel.  The Committee is given specific authority to allocate and revoke responsibilities among its members or designees.  When the Committee has allocated authority pursuant to the foregoing, the Committee shall not be liable for the acts or omissions of the party to whom such responsibility has been allocated, except to the extent provided by law.

5.2              Claims Procedures.

(a)               Initial Claim.  A claim for benefits under the Plan must be submitted to the Benefits Department.

(1)               Notice of Decision.  Written notice of the disposition of the claim shall be furnished to the claimant within a reasonable period of time, but not later than ninety (90) days after receipt of the claim by the Benefits Department, unless the Benefits Department determines that special circumstances require an extension of time for processing the claim.  If the Benefits Department determines that an extension is required, written notice (including an explanation of the special circumstances requiring an extension and the date by which the Benefits Department expects to render the benefits determination) shall be furnished to the claimant prior to the termination of the original ninety (90) day period.  In no event shall such extension exceed a period of ninety (90) days from the end of the initial ninety (90) day period.  If the claim is denied, the notice required pursuant to this Section shall set forth the following:

(A)              The specific reason or reasons for the adverse determination;

(B)              Special reference to the specific Plan provisions upon which the determination is based;

(C)              A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

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(D)              An explanation of the Plan's appeal procedure and the time limits applicable to an appeal, including a statement of the claimant's right to bring a civil action under Section 502(a) of ERISA.

(b)               Appeal Procedures.  Every claimant shall have the right to appeal an adverse benefits determination to the Committee (including, but not limited to, whether the Participant's termination was for Cause).  Such an appeal may be accomplished by a written notice of appeal filed with the Committee within sixty (60) days after receipt by the claimant of written notification of the adverse benefits determination.  Claimants shall have the opportunity to submit written comments, documents, records, and other information relating to the claim for benefits.  Claimants will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant's claim for benefits, such relevance to be determined in accordance with Section 5.2(c) (Claims Procedures - Definition of Relevant) below.  The appeal shall take into account all comments, documents, records, and other information submitted by claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(1)               Notice of Decision.  Notice of a decision on appeal shall be furnished to the claimant within a reasonable period of time, but not later than sixty (60) days after receipt of the appeal by the Committee unless the Committee determines that special circumstances (such as the need to hold a hearing if the Committee determines that a hearing is required) require an extension of time for processing the claim.  If the Committee determines that an extension is required, written notice (including an explanation of the special circumstances requiring an extension and the date by which the Committee expects to render the benefits determination) shall be furnished to the claimant prior to the termination of the original sixty (60) day period.  In no event shall such extension exceed a period of sixty (60) days from the end of the initial sixty (60) day period.  The notice required by the first sentence of this Section shall be in writing, shall be set forth in a manner calculated to be understood by the claimant and, in the case of an adverse benefit determination, shall set forth the following:

(A)              The specific reason or reasons for the adverse determination;

(B)              Reference to the specific Plan provisions upon which the determination is based;

(C)              A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant's claim for benefits, such relevance to be determined in accordance with Section 5.2(c) (Claims Procedures - Definition of Relevant), below; and

(D)              An explanation of the claimant's right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on appeal.

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(c)                Definition of Relevant.  For purposes of this Section, a document, or other information shall be considered "relevant" to the claimant's claim if such document, record or other information:

(1)               Was relied upon in making the benefit determination;

(2)               Was submitted, considered or generated in the course of making the benefit determination, without regard to whether such document, record or other information was relied upon in making the benefit determination; or

(3)               Demonstrates compliance with the administrative processes and safeguards required pursuant to this Section 5.2 on making the benefit determination.

(d)               Decisions Final; Procedures Mandatory.  To the extent permitted by law, a decision on review or appeal shall be binding and conclusive upon all persons whomsoever.  To the extent permitted by law, completion of the claims procedures described in this Section shall be a mandatory precondition that must be complied with prior to commencement of a legal or equitable action in connection with the Plan by a person claiming rights under the Plan.  The Committee may, in its sole discretion, waive these procedures as a mandatory precondition to such an action.

(e)               Time For Filing Legal Or Equitable Action.  Any legal or equitable action filed in connection with the Plan by a person claiming rights under the Plan must be commenced not later than the earlier of:  (1) the shortest applicable statute of limitations provided by law; or (2) two (2) years of the date the written copy of the Committee's decision on review is delivered to the claimant in accordance with Section 5.2(b)(1) (Claims Procedures - Appeal Procedures - Notice of Decision).

Article VI
 BINDING AGREEMENT

6.1              General.  Subject to the right of the Company to amend or terminate the Plan, and the Committee's right to interpret the Plan, the Plan shall be for the benefit of and be enforceable by, a Participant's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If a Participant should die after satisfying the requirements for the receipt of benefits hereunder, any amount remaining unpaid to him or her, unless otherwise provided herein, shall be paid in accordance with the terms of the Plan to the Participant's designee or, if there is no such designee, to the Participant's estate.

Article VII
 NOTICE

7.1              General.  For the purpose of the Plan, and except as specifically set forth herein, notices and all other communications provided for in the Plan shall be in writing and shall be deemed to have been duly given when hand-delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed to the Participant at his or her last known address, and to the Company at Alvarado Square, Albuquerque, New Mexico, 87158, provided

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that all notices to the Company shall be directed to the attention of the Secretary of the Company; or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

Article VIII
 AMENDMENT AND TERMINATION

8.1              General.  The Plan may be amended, in whole or in part, or terminated at any time, by PNM Resources subject to the following exceptions:

(a)               No amendment or termination of the Plan shall impair or abridge the obligations of the Company already incurred.

(b)               No amendment or termination of the Plan shall affect the rights of a Participant who terminated employment before the effective date of such amendment or termination and who subsequently satisfied the eligibility provisions of the Plan.

(c)                Notwithstanding the foregoing, the Plan may be amended at will at any time and from time to time by PNM Resources to reflect changes necessary due to revisions to, or interpretations of: (a) ERISA; (b) the Code; or (c) any other provision of applicable state or federal law.

Article IX
 ADOPTION BY AFFILIATES

9.1              General.  An Affiliate may adopt the Plan only with the approval of the Board.  By adopting the Plan, the Affiliate shall be deemed to have agreed to: (a) assume the obligations and liabilities imposed upon it by the Plan; (b) comply with all of the other terms and provisions of the Plan; (c) delegate to the Benefits Department the power and responsibility to administer the Plan with respect to the Affiliate's employees; and (d) delegate to PNM Resources the full power to amend or terminate the Plan with respect to the Affiliate's employees.

Article X
 MISCELLANEOUS

10.1          Withholding.  Any payments provided for hereunder shall be paid subject to any applicable withholding required under federal, state or local law.

10.2          No Right of Assignment.  Neither a Participant nor any person taking on behalf of a Participant may anticipate, assign or alienate (either by law or equity) any benefit provided under the Plan and the Company shall not recognize any such anticipation, assignment or alienation.  Furthermore, to the extent permitted by law, a benefit under the Plan is not subject to attachment, garnishment, levy, execution or other legal or equitable process.

10.3          No Employment Contract.  Notwithstanding anything to the contrary contained in the Plan, by the execution of the Plan, the Company does not intend to change the

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employment-at-will relationship with any of its employees.  Instead, the Company retains its absolute right to terminate any employee at any time.

10.4          Mitigation of Benefits.  The Participant shall not be required to mitigate the amount of payment provided for in the Plan by seeking other employment or otherwise, and except as set forth in the Plan, the amount of any payment or benefit provided for shall not be reduced by any compensation earned by the Participant as the result of employment by another employer, or by retirement benefits received.

10.5          Service of Process.  The Secretary of PNM Resources shall be the agent for service of process in matters relating to the Plan.

10.6          ERISA Plan.  The Plan shall be interpreted as, and is intended to qualify as, a severance pay plan under ERISA, and therefore does not constitute an employee pension benefit plan pursuant to Section 3(2) of ERISA.

IN WITNESS WHEREOF, the Company has caused this Plan document to be executed by its duly authorized representative on this _19__ day of __November___, 2004.

PNM RESOURCES, INC.

By:       /s/ Alice A. Cobb

Its:       Sr. Vice President, People Services & Development

Article I
PURPOSE

1.1       General................................................................................................................................ 1

Article II
DEFINITIONS

2.1       Definitions............................................................................................................................ 1
2.2       Construction......................................................................................................................... 4

Article III
ELIGIBILITY

Article IV
BENEFITS

Article V
PLAN ADMINISTRATION

5.1       Plan Administration............................................................................................................... 9
5.2       Claims Procedures............................................................................................................. 10

Article VI
BINDING AGREEMENT

6.1       General.............................................................................................................................. 12

Article VII
NOTICE

7.1       General.............................................................................................................................. 12

Article VIII
AMENDMENT AND TERMINATION

8.1       General.............................................................................................................................. 12

Article IX
ADOPTION BY AFFILIATES

9.1       General.............................................................................................................................. 13

Article X
MISCELLANEOUS

10.1     Withholding........................................................................................................................ 13
10.2     No Right of Assignment...................................................................................................... 13
10.3     No Employment Contract................................................................................................... 13
10.4     Mitigation of Benefits.......................................................................................................... 13
10.5     Service of Process.............................................................................................................. 13
10.6     ERISA Plan........................................................................................................................ 13